Exhibit 3.2

Amended and Restated Section 2.13
of the By-Laws of Orleans Homebuilders, Inc.
Marked to Show Changes from Previous Version

        2.13 Nomination of Directors. ~~Nominations for election to the office of Director at an annual or special meeting of stockholders shall be made by the Board of Directors, or by the Executive Committee, and may be made by petition in writing delivered~~

        Nominations for the election of Directors may be made by the Board of Directors, by a committee appointed by the Board of Directors with authority to do so or by any stockholder of record owning at least 1% of the stock entitled to vote in the election of Directors who is a stockholder at the record date of the meeting and also on the date of the meeting at which Directors are to be elected; provided, however, that with respect to a nomination made by a stockholder, such stockholder must provide timely written notice to the Secretary of the Corporation ~~not fewer than thirty-five (35) days prior to such stockholders’ meeting, signed by the holders of at least one percent (1%) of the stockholders’ shares entitled to be voted in the election of Directors.~~ in accordance with the requirements set forth below.

        To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal execute offices of the Corporation addressed to the attention of the Secretary (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 120 days nor more than 150 days prior to the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, a reasonable time (as determined by the Board of Directors in its discretion) before the Corporation begins to print and mail its proxy material for such meeting, or (iii) in the case of a special meeting of stockholders called for the purpose of electing directors, a reasonable time (as determined by the Board of Directors in its discretion) before the date of such meeting; and

        Each such written notice must set forth: (i) the name and address of the stockholder who intends to make the nomination (“Nominating Stockholder”); (ii) the name and address of the beneficial owner, if different than the Nominating Stockholder, of any of the shares owned of record by the Nominating Stockholder (“Beneficial Holder”); (iii) the number of shares of each class and series of shares of the Corporation’s stock which are owned of record and beneficially by the Nominating Stockholder and the number which are owned beneficially by any Beneficial Holder; (iv) a description of all arrangements and understandings between the Nominating Stockholder and any Beneficial Holder and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; (v) the name and address of the person or persons to be nominated; (vi) a representation that the Nominating Stockholder is at the time of giving of the notice, was or will be on record date for the meeting, and will be on the meeting date a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (vii) such other information regarding each nominee proposed by the Nominating Stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (viii) the written consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person which the presiding officer determines is not made in compliance with the foregoing procedure.

        Unless nominations shall have been made as aforesaid, they shall not be considered at such stockholders’ meeting unless the number of persons nominated as aforesaid, or nominated and still able or willing to be nominees, shall be fewer than the number of persons to be elected ~~to the office of Director~~as Directors at such meeting, or unless persons duly nominated shall have failed ~~of election~~to be elected at such meeting and the persons elected as Directors shall be fewer than the number of persons to be elected ~~to the office of Director~~as Directors at such meeting, in which events nominations may be made at the stockholders~~’~~ meeting by any person entitled to vote in the election of Directors.